Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 20, 2024, relating to the financial statements of Montana Technologies LLC appearing in the Company’s Current Report on Form 8-K filed on March 20, 2024 for the year ended December 31, 2023.

/s/ BDO USA, P.C.

Houston, Texas

June 6, 2024